                                                                     EXHIBIT 4.2

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                           CMAC INVESTMENT CORPORATION

                          Pursuant to Section 151(g) of
                      The Delaware General Corporation Law

1. CMAC Investment Corporation, a Delaware corporation (the "Corporation"), is authorized to issue two classes of shares known as Common Stock and Preferred Stock.

2. The Board of Directors of the Corporation is authorized by the Certificate of Incorporation of the Corporation, as amended (the "Restated Certificate") to establish and designate one or more series of the Preferred Stock and to fix full, limited, multiple or fractional, or no voting rights, and the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights thereof.

3. The Restated Certificate does not set forth any such powers, designations, preferences or rights or qualifications, limitations or restrictions of any shares or series of the Preferred Stock.

4. Exhibit A is a copy of the resolution adopted on the 26th day of October, 1992, by the Board of Directors of the Corporation designating the $4.125 Preferred Stock as a series of the Preferred Stock.

5. The number of shares constituting the $4.125 Preferred Stock shall be 800,000.

IN WITNESS WHEREOF, the Corportion has caused this Certificate of Designations to be duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware and the Restated Certificate and to be executed in its corporate name on the 26th day of October, 1992.

                                                CMAC INVESTMENT  CORPORATION

                                                By: /s/ C. Robert Quint
                                                    -------------------
                                                     Senior Vice President

Attest:

/s/ Thomas J. Shelly
--------------------
Secretary